Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among:

TESSERA TECHNOLOGIES, INC.,

a Delaware corporation;

DALTON ACQUISITION CORP.,

a Delaware corporation;

DIGITAL OPTICS CORPORATION,

a Delaware corporation;

and

CAROLINAS CAPITAL CORP.,

a North Carolina corporation,

as Stockholders’ Agent.

Dated as of July 7, 2006

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AGREEMENT AND PLAN OF MERGER, dated as of July 7, 2006 (this “Agreement”), by and among TESSERA TECHNOLOGIES, INC., a Delaware corporation (“Parent”), DALTON ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), DIGITAL OPTICS CORPORATION, a Delaware corporation (the “Company”), and CAROLINAS CAPITAL CORP., a North Carolina corporation, as agent for the holders of Equity Interests of the Company (the “Stockholders’ Agent”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Closing Date. The closing of the transactions contemplated by this Agreement shall take place at the offices of the Company’s counsel, Helms Mulliss & Wicker, PLLC, 201 North Tryon Street, Charlotte, North Carolina at 11:00 a.m., Eastern Time, on the earliest to occur of (A) the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article 6 or (B) as otherwise agreed by the parties (the “Closing Date”).

Section 1.3 Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in substantially the form attached hereto as Exhibit A, and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub, each as in effect immediately prior to the Effective Time, as the same may be amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Article 2.

Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. Subject to the subsections of this Section 2.1 and Sections 2.2, 2.3, 2.5 and 2.6, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

Section 2.1.1 Cancellation of Certain Shares. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, or in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.1.2 Conversion of Merger Sub Shares. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.1.3 Conversion of Company Capital Stock. Each share of Company Capital Stock then outstanding shall be converted into the right to receive a portion of the Merger Consideration as follows:

Section 2.1.3.1  each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Common Per Share Price; and

Section 2.1.3.2  each share of Series 1 Preferred Stock, par value $0.01 per share, of the Company (“Company Preferred Stock”) outstanding immediately prior to the Effective Time shall be converted into the right to receive the Preferred Per Share Price.

Section 2.1.4  Certain Definitions. For purposes of this Agreement:

Section 2.1.4.1  “Adjustment Escrow Amount” shall be an amount equal to Two Million Dollars ($2,000,000).

Section 2.1.4.2  “Aggregate Preference Amount” shall be an amount equal to the Preferred Preference multiplied by the number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

Section 2.1.4.3  “Common Per Share Price” shall be an amount in cash, without interest, equal to the quotient obtained by dividing (A) the sum of the Merger Consideration plus the aggregate exercise price for all Vested Company Options minus the Aggregate Preference Amount by (B) the Fully Diluted Common Number.

Section 2.1.4.4  “Exchange Ratio” means the quotient obtained by dividing the Common Per Share Price by the Parent Average Stock Price.

Section 2.1.4.5  “Fully Diluted Common Number” means the sum of (A) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, (B) the total number of shares of Company Common Stock that are issuable upon exercise of the Vested Company Options outstanding immediately prior to the Effective Time, and (C)

the total number of shares of Company Common Stock that are issuable upon conversion of the shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

Section 2.1.4.6  “Indemnification Escrow Amount” shall be an amount equal to Six Million Dollars ($6,000,000).

Section 2.1.4.7  “Merger Consideration” shall be an amount equal to Fifty-Nine Million Five Hundred Thousand Dollars ($59,500,000), as such amount may be adjusted pursuant to Section 2.6. A portion of the Merger Consideration shall be delivered into escrow and held as specified in Sections 2.2 and 2.5.

Section 2.1.4.8  “Option Pro Rata Share” shall mean, for each holder of Vested Company Options the quotient obtained by dividing (A) the number of shares of Company Common Stock subject to such holder’s Vested Company Options, by (B) the Fully Diluted Common Number.

Section 2.1.4.9  “Parent Average Stock Price” shall be the average of the closing sale prices of a share of Parent Common Stock as reported on the Exchange for each of the 10 consecutive trading days preceding, but not including, the second Business Day prior to the Closing Date.

Section 2.1.4.10  “Parent Common Stock” means the Common Stock, $0.001 par value per share, of Parent.

Section 2.1.4.11  “Per Share Merger Consideration” shall mean the Common Per Share Price and/or the Preferred Per Share Price, as applicable.

Section 2.1.4.12  “Preferred Per Share Price” shall be an amount in cash, without interest, equal to the Preferred Preference plus the Common Per Share Price.

Section 2.1.4.13  “Preferred Preference” shall be an amount equal to $4.50 plus any declared but unpaid dividends with respect to each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

Section 2.1.4.14  “Pro Rata Share” shall mean, for each stockholder and optionholder of the Company the quotient obtained by dividing (A) the sum of (1) the product of the number of shares of Company Preferred Stock owned by such stockholder immediately prior to the Effective Time multiplied by the Preferred Per Share Price, (2) the product of the number of shares of Company Common Stock owned by such stockholder immediately prior to the Effective Time multiplied by the Common Per Share Price, and (3) the Option Payment, if any, such holder has the right to receive pursuant to Section 2.5, by (B) the Merger Consideration.

Section 2.1.4.15  “Stock Pro Rata Share” shall mean, for each stockholder of the Company the quotient obtained by dividing (A) the sum of (1) the number of shares of Company Preferred Stock owned by such stockholder immediately prior to the Effective Time, and (2) the number of shares of Company Common Stock owned by such stockholder immediately prior to the Effective Time, by (B) the Fully Diluted Common Number.

Section 2.1.4.16  “Stockholder Consideration” shall be an amount equal to the sum of (A) the product of the number of shares of Company Preferred Stock multiplied by the Preferred Per Share Price, plus (B) the product of the number of shares of Company Common Stock multiplied by the Common Per Share Price.

Section 2.1.5  Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Preferred Preference shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.2  Exchange of Certificates.

Section 2.2.1 Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Computershare Trust Company or another bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Capital Stock, for exchange in accordance with this Article 2, through the Exchange Agent, cash in U.S. dollars in an amount sufficient to pay the Stockholder Consideration as provided herein (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 2.1 in exchange for outstanding shares of Company Capital Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Stockholder Consideration contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

Section 2.2.2  Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions or by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration that such holder has the right to receive in respect of the shares of Company Capital Stock formerly represented by such Certificate; provided, however, that Parent shall deliver to the Escrow Agent on behalf and in the name of such holder (1) an amount in cash representing the Stock Pro Rata Share of the Indemnification Escrow Amount such holder has the right to receive in respect of the shares of Company Capital Stock formerly represented by such Certificate and (2) an amount in cash representing the Stock Pro Rata Share of the Adjustment Escrow Amount such holder has the right to receive in respect of the shares of Company Capital Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. The Indemnification Escrow Amount shall be maintained in an interest bearing escrow fund (the “Indemnification Escrow Fund”) for the purposes of satisfying claims brought pursuant to Article 9 for the periods of time and in accordance with the terms set forth in the Escrow Agreement. The Adjustment Escrow Amount shall be maintained in an interest bearing escrow fund (the “Adjustment Fund”) for the purpose of the adjustment to the Merger Consideration described in Section 2.6. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates by the Exchange Agent. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, the Per Share Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration.

Section 2.2.3  Further Rights in Company Capital Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

Section 2.2.4  Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Per Share Merger Consideration, without any interest thereon.

Section 2.2.5  No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Capital Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.2.6  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration without any interest thereon.

Section 2.2.7  Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration or any other payments otherwise payable to any person pursuant to this Agreement to any holder of Company Capital Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange

Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

Section 2.2.8  Merger Consideration Certificate. Two Business Days prior to the Closing Date, the Company shall deliver to Parent a draft of the Merger Consideration Certificate, which sets forth, for each holder of Company Capital Stock and each holder of Vested Company Options, such person’s allocation of the Merger Consideration and such person’s allocation of each of the Indemnification Escrow Fund and the Adjustment Fund pursuant to this Article 2 based on assumptions set forth therein. On the Closing Date, the Stockholders’ Agent shall deliver to Parent the Merger Consideration Certificate setting forth the final calculation of such amounts.

Section 2.3  Dissenters’ Rights.

Section 2.3.1  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are, or prior to the Effective Date may become, applicable to the Merger, any shares of Company Capital Stock that, as of the Effective Time, are or may entitle the holder thereof to appraisal rights under Section 262 of the DGCL shall not be converted into or represent the right to receive a portion of the Merger Consideration, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL; provided, however, that if the status of any such shares carrying appraisal rights shall not be perfected, or if any such shares shall lose their status as shares carrying appraisal rights, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) their Pro Rata Share of the Merger Consideration in accordance with Section 2.1.

Section 2.3.2  The Company shall give Parent (A) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL and (B) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The

Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

Section 2.4  Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Capital Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Capital Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into their Pro Rata Share of the Merger Consideration.

Section 2.5  Stock Options.

Section 2.5.1  Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that each unexpired and unexercised option or similar right to purchase Company Common Stock (the “Company Options”), under the Company’s Omnibus Stock Option and Award Plan, as amended, and the Company’s Equity Compensation Plan (the “Company Stock Option Plans”), that is vested and exercisable as of the Effective Time (the “Vested Company Options”), shall be cancelled effective as of immediately after the Effective Time, and, in exchange therefor, each former holder of any such cancelled Vested Company Option shall be entitled to receive from Parent as soon as reasonably practicable following the Closing Date, in consideration of the cancellation of such Vested Company Option and in settlement therefor, an amount in cash (without interest and subject to any applicable withholding or other taxes required by applicable Law to be withheld) equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Vested Company Option and (B) the excess, if any, of the Common Per Share Price over the exercise price per share of Company Common Stock previously subject to such Vested Company Option (such amounts payable hereunder being referred to as the “Option Payment”); provided, however, that Parent shall deliver to the Escrow Agent on behalf and in the name of such holder (1) an amount in cash representing the Option Pro Rata Share of the Indemnification Escrow Amount such holder has the right to receive and (2) an amount in cash representing the Option Pro Rata Share of the Adjustment Escrow Amount such holder has the right to receive.

Immediately after the Effective Time, any such cancelled Vested Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, and the Company will use its reasonable best efforts to obtain all necessary consents to ensure that former holders of Vested Company Options will have no rights other than the right to receive the Option Payment.

Section 2.5.2  Effective as of the Effective Date, all unvested and unexpired Company Options outstanding immediately prior to the Effective Time, along with the Company Stock Option Plans, shall be assumed by Parent in such manner that Parent (A) is a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code and the regulations thereunder or (B) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were Section 424 of the Code applicable to such Company Options, and in accordance with provisions set forth below (the “Assumed Options”). From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements entered into thereunder shall be deemed to refer to Parent, which shall have assumed the Assumed Options and Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Assumed Option shall continue to have, and be subject to, the same terms and conditions as were applicable to such Assumed Option immediately prior to the Effective Time (including any repurchase rights or vesting provisions), provided, that (1) such Assumed Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of unvested shares of Company Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Parent Common Stock) and (2) the exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Options shall be equal to the exercise price immediately prior to the Effective Time divided by the Exchange Ratio.

Section 2.6  Closing Net Assets; Adjustment to Merger Consideration.

Section 2.6.1  Calculation. As soon as reasonably practicable, but no later than 30 days, following the Effective Date, the Company shall cause to be prepared and delivered to the Stockholders’ Agent a balance sheet of the Company (the “Closing Balance Sheet”) as of the close of business on the Effective Date, including a calculation of the net assets of the Company (for the purpose of this section, “net assets” means total assets minus total liabilities) as of the close of business on the Effective Date (“Closing Net Assets”). The Closing Balance Sheet shall (A) be prepared in accordance with the Company’s historical accounting practices, and (B) fairly present the financial position of the business of the Company as of the Effective Date. Closing Net Assets shall be calculated as the total assets of the Company less total Liabilities of the Company, as determined in accordance with the Company’s historical accounting practices.

Section 2.6.2  Review; Disputes.

Section 2.6.2.1  If the Stockholders’ Agent disputes the calculation of the Closing Net Assets, then the Stockholders’ Agent shall deliver a written notice (a “Dispute Notice”) to Parent during the 20-day period commencing upon delivery by the Company to the Stockholders’ Agent of the Closing Balance Sheet (the “Review Period”). The Dispute Notice shall set forth the principal basis for the dispute for each disputed item of such calculation.

Section 2.6.2.2  If the Stockholders’ Agent does not deliver a Dispute Notice to Parent prior to the expiration of the Review Period, the calculation of the Closing Net Assets set forth in the Closing Balance Sheet shall be deemed final and binding on Parent, the Company, the Stockholders’ Agent and each of the other former stockholders and optionholders of the Company for all purposes of this Agreement.

Section 2.6.2.3  If the Stockholders’ Agent delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then the Stockholders’ Agent and Parent shall use commercially reasonable efforts to reach agreement on the amount of the Closing Net Assets. If the Stockholders’ Agent and Parent are unable to reach agreement on the Closing Net Assets within 10 days after the end of the Review Period, either party shall have the right to refer such dispute to the Charlotte office of Grant Thornton (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such tenth day and neither party shall allow Grant Thornton to perform audit or accounting work for it to any material degree (other than as the Designated Accounting Firm under this Agreement) at any point preceding the submission of the dispute to the Designated Accounting Firm. In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) each of the Stockholders’ Agent and Parent shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their views as to any disputed issues with respect to the calculation of the Closing Net Assets; (B) the Designated Accounting Firm shall determine the Closing Net Assets within 20 days of such referral, and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Stockholders’ Agent, Parent and the Escrow Agent; and (C) the determination of the Closing Net Assets made by the Designated Accounting Firm shall be conclusive, binding upon the parties, nonappealable, and not be subject to further review, and shall be considered a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act. In calculating the Closing Net Assets, (1) the Designated Accounting Firm shall be limited to addressing only those particular disputed items referred to in the Dispute Notice, and (2) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by the Company or the Stockholders’ Agent, as the case may be, and no lower than the amount calculated by the Company or the Stockholders’ Agent, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Assets reflected therein and the Closing Net Assets set forth in the Closing Balance Sheet. The fees and expenses of the Designated Accounting Firm shall be borne equally by Parent and the former stockholders and optionholders of the Company, which fees and expenses shall be deducted from the Adjustment Fund prior to making any payments to the former stockholders and optionholders pursuant to Section 2.6.3.

Section 2.6.3  Adjustment of Merger Consideration.

Section 2.6.3.1  If the Closing Net Assets, as finally determined in accordance with this Section 2.6, exceeds $19,623,615.02 (the “Base Net Assets”), (A) the Escrow Agent shall promptly remit to the former holders of shares of Company Capital Stock and Vested Company Options the amounts held in the Adjustment Fund on deposit pursuant to the Escrow Agreement and (B) Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of shares of Company Capital Stock and Vested Company Options, the amount by which the Closing Net Assets exceeds the Base

Net Assets. All payments to the former holders of shares of Company Capital Stock and Vested Company Options shall be in accordance with each such holder’s Pro Rata Share of the Merger Consideration.

Section 2.6.3.2  If the Closing Net Assets, as finally determined in accordance with this Section 2.6, is less than the Base Net Assets, then the Escrow Agent shall promptly remit to Parent, by wire transfer of immediately available funds, an amount equal to such deficiency from the Adjustment Fund on deposit pursuant to the Escrow Agreement; provided, however, that if the Adjustment Fund is not sufficient to make such payment in its entirety, then the Escrow Agent shall promptly remit to Parent, by wire transfer of immediately available funds from the Indemnification Escrow Fund on deposit pursuant to the Escrow Agreement, the amount by which the Adjustment Fund is less than such deficiency. The Escrow Agent shall promptly remit to the former holders of shares of Company Capital Stock and Vested Company Options the amounts remaining in the Adjustment Escrow Fund, if any, after first paying Parent the amount of any deficiency. Any payment made pursuant to this Section 2.6 will be deemed an adjustment to the Per Share Merger Consideration.

Article 3.

Representations and Warranties of the Company

Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Disclosure Schedule”), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Organization and Qualification; No Subsidiaries.

Section 3.1.1  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority and all necessary governmental approvals to (A) conduct its business in the manner in which its business is currently being conducted; (B) own and use its assets in the manner in which its assets are currently owned and used; and (C) perform its obligations under all Company Material Contracts. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has no subsidiaries. The Company holds no Equity Interest in any other person.

Section 3.1.2  The Company has neither conducted business under nor otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

Section 3.1.3  Section 3.1.3 of the Disclosure Schedule accurately sets forth (A) the names of the members of the Company Board, (B) the names of the members of each committee of the Company Board and (C) the names and titles of the officers of the Company.

Section 3.2  Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate”) and By-laws, as amended (the “Company By-laws”) included as exhibits to Section 3.2 of the Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. Correct and complete copies of all minute books of the Company have been made available by the Company to Parent. There have been no formal meetings of the stockholders of the Company, the Company Board or any committee of the Company Board that are not reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company Certificate or Company By-laws, and the Company has not taken any action that is inconsistent with any resolution adopted by the stockholders of the Company, the Company Board or any committee of the Company Board that was not later ratified by the stockholders of the Company, the Company Board or the applicable committee of the Company Board, as applicable, in accordance with the DGCL.

Section 3.3  Capitalization.

Section 3.3.1  The authorized capital stock of the Company consists of 7,000,000 shares of Company Common Stock and 4,166,667 shares of Company Preferred Stock. As of the date hereof, (A) 565,489 shares of Company Common Stock are issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Company Common Stock are held in the treasury of the Company, and (C) 1,009,692 shares of Company Common Stock are issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding. As of the date hereof, 4,166,667 shares of Company Preferred Stock are designated as Series 1 Participating Convertible Preferred Stock, and 3,535,369 shares of Company Preferred Stock are issued and outstanding. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. Except for Company Options to purchase not more than 1,012,692 shares of Company Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. The Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock issued or reserved for issuance as set forth in this Section 3.3.1. All outstanding shares of Company Capital Stock and all outstanding Company Options have been issued and granted in compliance with (1) all applicable securities laws or pursuant to valid exemptions therefrom and other applicable Laws and (2) all requirements set forth in applicable contracts. Section 3.3.1 of the Disclosure Schedule accurately sets forth the name of each holder of Company Capital Stock and the total number of shares of Company Capital Stock held by such person as of the date hereof. The Company is not subject to the periodic reporting requirements of the Exchange Act.

Section 3.3.2  Section 3.3.2 of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (A) the name of the holder of such Company Option; (B) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (C) the date on which such Company Option was granted and the term of such Company Option; (D) the vesting schedule for such Company Option; (E) the exercise price per share of Company Common Stock purchasable under such Company Option; and (F) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

Section 3.3.3  Since July 25, 2003, the Company has not declared any dividends or made any distributions with respect to its capital stock. Since July 25, 2003, the Company has not repurchased, redeemed or otherwise reacquired any shares of Equity Interests of the Company other than pursuant to restricted stock purchase agreements or stock option agreements providing for the repurchase of such securities at the original issuance price of such securities. All securities so reacquired by the Company were reacquired in compliance with (A) the applicable provisions of the DGCL and other applicable Laws and (B) all requirements set forth in applicable restricted stock purchase agreements or stock option agreements. There are no outstanding contractual obligations of the Company (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (4) requiring the registration for sale of, or (5) granting any preemptive or antidilutive right with respect to, any shares of Company Capital Stock or other Equity Interests in the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 3.4  Authority.

Section 3.4.1  The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by the Company. The execution and delivery of this Agreement and each Ancillary Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby other than the Required Stockholder Vote.

Section 3.4.2  The Company Board (pursuant to a vote of the members of the Company Board at a meeting duly called and held on July 7, 2006) has (A) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (B) authorized and approved the Merger, (C) recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement be submitted for consideration by the Company’s stockholders and (D) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Law that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement and each Ancillary Agreement to which the Company is a party have been duly authorized and validly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. True and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided to Parent.

Section 3.5  No Conflict; Required Filings and Consents.

Section 3.5.1  The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not, (A) (assuming the Required Stockholder Vote is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (C) require any consent or approval under, result in any breach of, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company pursuant to any Company Material Contract or Company Permit.

Section 3.5.2  The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except the filing and recordation of the Certificate of Merger as required by the DGCL.

Section 3.6  Permits; Compliance With Law. The Company is in possession of all authorizations, licenses, permits, certificates, approvals and clearances (the “Company Permits”) of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business substantially in the manner currently conducted, and all such Company Permits are valid, and in full force and effect. The Company is neither in conflict with, nor in default or violation of, (A) any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (B) any Company Permits, other than any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. The Company is, and has been, in compliance in all material respects with all applicable Laws. (1) The Company has not received any notice or other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law in any material respect and (2) to the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (AA) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Law or (BB) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Neither the Company nor any director, officer, agent or employee of the Company has (x) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (y) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (z) made any other unlawful payment.

Section 3.7  Financial Statements.

Section 3.7.1  The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

Section 3.7.1.1  The audited balance sheets of the Company as of December 31, 2005 and 2004, and the related audited income statements, statements of stockholders’ equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Greer & Walker, LLP relating thereto;

Section 3.7.1.2  the unaudited balance sheet of the Company as of April 30, 2006, and the related unaudited income statement of the Company for the four months then ended; and

Section 3.7.1.3  the unaudited balance sheet of the Company as of May 31, 2006 (together with the unaudited balance sheet of the Company as of April 30, 2006, the “Unaudited Interim Balance Sheets”), and the related unaudited income statement of the Company for the months then ended.

Section 3.7.2  The Company Financial Statements are accurate and complete and present fairly in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 3.7.1.1) cash flow of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with the Company’s historical accounting practices and records applied on a consistent basis throughout the periods covered. The Company has also delivered to Parent copies of all letters from the Company’s auditors to the Company Board or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto. The Company has not entered into any “off balance sheet” transactions, except as fully disclosed in the footnotes to the Company Financial Statements.

Section 3.8  Liabilities; Accounts Receivable.

Section 3.8.1  The Company has no Liabilities of any nature, except for: (A) Liabilities identified as such in the “liabilities” section of the Unaudited Interim Balance Sheets; (B) normal and recurring current Liabilities that have been incurred by the Company since June 1, 2006 in the ordinary course of business and consistent with past practices; and (C) Liabilities under the contracts identified in Section 3.12 of the Disclosure Schedule, to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such contracts.

Section 3.8.2  Section 3.8.2 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of July 6, 2006. All existing accounts receivable of the Company (including those accounts receivable reflected on the May 31, 2006 Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since May 31, 2006 and have not yet been collected) (A) represent and will represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (B) are current and will be collected in full within 90 days after the date on which it first becomes due and payable, without any counterclaim or set off (net of the respective reserves shown on the Unaudited Interim Balance Sheets, which reserves are adequate and calculated consistent with past practice of the Company).

Section 3.9  Absence of Certain Changes or Events. Since December 31, 2005, except as specifically contemplated by, or as disclosed in, this Agreement, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not been (A) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or delay the performance of this Agreement or any Ancillary Agreement by the Company, or (C) any action taken by the Company during the period from April 30, 2006 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.10  Employee Benefit Plans.

Section 3.10.1  Section 3.10.1 of the Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate (as defined below)), which are now maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any Liability, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). For purposes of this Section 3.10, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under

Section 414(b), (c), (m) or (o) of the Code. Except as otherwise required by this Agreement, none of the Company or, to the knowledge of the Company, any other person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Company Benefit Plan, to the extent such documents exist, the Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (G) all filings made with any Governmental Entity, including any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program submitted since January 1, 2004.

Section 3.10.2  Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the May 31, 2006 Unaudited Interim Balance Sheet. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company would be subject to any material Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

Section 3.10.3  (A) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the

IRS (i) as to its qualified status, and (ii) that each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that would result in Liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Subtitle B of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the May 31, 2006 Unaudited Interim Balance Sheet or has arisen since such date in the ordinary course of business consistent with past practice), (D) no Legal Proceeding has been brought, is pending, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts thereunder, including any audit or inquiry by the IRS, PBGC, United States Department of Treasury or United States Department of Labor (other than routine benefits claims), (E) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, and (F) no Liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that would reasonably be expected to give rise to any such Liability thereunder.

Section 3.10.4  Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. No Company Benefit Plan is subject to the Laws of any jurisdiction outside of the United States. The Company and each ERISA Affiliate are in material compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations (including proposed regulations) thereunder and any similar state law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

Section 3.10.5  No payment or benefits provided pursuant to any Company Benefit Plan or other arrangement between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder), including the grant, vesting or exercise of any stock option or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise. The Company is not a party to, or otherwise obligated under, any Company Benefit Plan or other arrangement that provides for the gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.

Section 3.10.6  All Company Options have been appropriately authorized by the Company Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. All Company Options reflect the fair market value of the Company Common Stock on the date the Company Option was granted (within the meaning of Treasury Regulation §1.421-1(c)). No Company Options have been retroactively granted, or the exercise price of any Company Option determined retroactively.

Section 3.11  Labor and Other Employment Matters.

Section 3.11.1 The Company is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company, and no collective bargaining agreement or other labor union contract is being negotiated by the Company. There is no labor dispute, strike, slowdown or work stoppage against the Company pending or, to the knowledge of the Company, threatened between the Company and any of its employees, and the Company has not experienced any such labor dispute, strike, slowdown or work stoppage within the past three years. The Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievance outstanding against the Company under any such agreement or contract. No labor union or similar organization has otherwise been certified to represent any persons employed by the Company or has applied to represent such employees or is attempting to organize so as to represent such employees. Neither the Company nor its representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. There are no pending claims against the Company under any workers’ compensation plan or policy or for long term disability. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted and is now pending or threatened before the United States Equal Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company has employed or currently employs any person. Each independent contractor of the Company has been properly classified as an independent contractor for the purposes of Tax Laws, Laws applicable to employee benefits and other applicable Laws. Each of the Company’s employees has been properly classified as either an exempt or a non-exempt employee for the purposes of all applicable local, state and federal wage and hour Laws and all employees of the Company have received the pay to which they are entitled to under the applicable local, state and federal wage and hour Laws. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its current or former employees. To the Company’s knowledge, no employee of the Company is in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. No employee of the Company has given notice, nor does the Company otherwise have knowledge, that such employee intends to terminate his or her employment with the Company.

Section 3.11.2  The Company has identified in Section 3.11.2 of the Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company; (B) all severance programs and policies of the Company with or relating to its employees; and (C) all plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers, employees or consultants which contain change in control provisions. Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (AA) result in any payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or affiliate from the Company or affiliate under any Company Benefit Plan or otherwise, (BB) significantly increase any benefits otherwise payable under any Company Benefit Plan or (CC) result in any acceleration of the time of payment or vesting of any benefits. No individual who is a party to an agreement, plan, program or arrangement listed in Section 3.11.2 of the Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that would reasonably be expected to give rise to a termination event, in either case under circumstances that have given, or would reasonably be expected to give, rise to a severance obligation on the part of the Company under such agreement. Section 3.11.2 of the Disclosure Schedule sets forth the Company’s best estimates of the amounts payable pursuant to the agreements, plans, programs or arrangements listed therein, as a result of the transactions contemplated by this Agreement, any Ancillary Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Disclosure Schedule and the assumptions stated thereon.

Section 3.12  Contracts; Debt Instruments.

Section 3.12.1  Except for nondisclosure agreements or confidentiality agreements with customers of the Company entered into in the ordinary course of business, the Company is not a party to or bound by any contract:

Section 3.12.1.1  in which any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement,

Section 3.12.1.2  (A) that involves annual aggregate expenditures by the Company in excess of $20,000 or (B) with a customer of the Company that, based on the annual aggregate purchases from the Company during the calendar years 2003, 2004 and 2005 and from January 1, 2006 to May 31, 2006, constituted one of the Company’s 20 largest customers during any of the applicable periods,

Section 3.12.1.3  that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or which restricts the conduct of any line of business by the Company or any geographic area in which the Company may conduct business,

Section 3.12.1.4  that contains any provisions that restricts the ability of the Company (A) to acquire any product or other asset or any services from any other person, (B) to sell any product or other asset to or perform any services for any other person or (C) to transact business or deal in any other manner with any other person or develop or distribute any technology,

Section 3.12.1.5  that relates to the employment of, or the performance of services by, any employee, consultant or independent contractor,

Section 3.12.1.6  that (A) licenses or grants any Intellectual Property Rights or Technology to or from the Company, (B) relates to the development of any Technology, (C) relates to the indemnification by the Company with respect to the infringement of Intellectual Property Rights or (D) relates to the protection or limitation of Intellectual Property Rights owned by the Company,

Section 3.12.1.7  that creates or involves any agency relationship, distribution arrangement or franchise relationship,

Section 3.12.1.8  that relates to the acquisition, issuance or transfer of any securities,

Section 3.12.1.9  that relates to the creation of any Encumbrance (other than Permitted Encumbrances) on any material Company Asset or with respect to any Company Asset material to the operation of the Company’s business,

Section 3.12.1.10  that affects the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with a term of less than six months),

Section 3.12.1.11  that involves or relates to the escrow of any source code for any Software of the Company,

Section 3.12.1.12  that involves or incorporates any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement,

Section 3.12.1.13  that creates or relates to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities,

Section 3.12.1.14  that relates to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party,

Section 3.12.1.15  that constitutes or relates to a Government Contract or Government Bid,

Section 3.12.1.16  that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices and that is not required to be listed above, or

Section 3.12.1.17  that would prohibit or delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement.

Each contract of the type described in this Section 3.12, whether or not set forth in Section 3.12.1 of the Disclosure Schedule, is referred to herein as a “Company Material Contract.”

Section 3.12.2  Each Company Material Contract is valid and binding on the Company and party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company has performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract. The Company has no knowledge of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract. Section 3.12.2 of the Disclosure Schedule provides the Company’s good faith estimate of the additional costs which will accrue to the Company under the contracts described in Section 3.12.1.1 as a result of the transactions contemplated by this Agreement or any Ancillary Agreement, and such estimate is, in the aggregate, accurate in all material respects.

Section 3.13  Litigation. As of the date hereof, there is no pending Legal Proceeding, and to the Company’s knowledge no person has threatened to commence any Legal Proceeding: (A) that involves the Company or any of the Company Assets; or (B) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. To the Company’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. As of the date hereof, there is no order, writ, injunction, judgment or decree to which the Company, or any of the Company Assets is subject. To the knowledge of the Company, no officer or key employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company. Since January 1, 2001, no Legal Proceeding has been commenced by or has been pending against the Company.

Section 3.14  Environmental Matters.

Section 3.14.1  The Company (A) is in compliance in all material respects with all, and is not subject to any Liability, with respect to any applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations and (C) is in compliance in all material respects with its Environmental Permits.

Section 3.14.2  The Company has received no written notice, demand, letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law, nor is the Company aware of any information which would reasonably be expected to form the basis of any such notice, demand, letter, claim or request.

Section 3.14.3  The Company (A) has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no Legal Proceeding is pending or threatened in writing with respect thereto, and (B) is not an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any Liability under any Environmental Law or relating to any Hazardous Materials.

Section 3.14.4  None of the Real Property owned or leased by the Company is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 3.14.5  There is no site to which the Company has transported or arranged for the transport of Hazardous Materials which to the knowledge of the Company is or may become the subject of any environmental action.

Section 3.14.6  True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted at any Company owned, leased or operated property of which the Company has knowledge, have been provided to Parent.

Section 3.15  Intellectual Property.

Section 3.15.1  General. Section 3.15.1(a) of the Disclosure Schedule sets forth with respect to the Intellectual Property Rights owned by the Company: (A) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued and the present status thereof; (B) for each registered trademark, trade name or service mark, the application serial number or registration number for each applicable country, province and/or state and the class of goods covered; (C) for each URL or domain name, the registration date, any renewal date and name of registry; and (D) for each registered copyrighted work, the number and date of registration for each by country, province and/or state in which a copyright application has been registered. True and correct copies of all applications filed and registrations (including all pending applications and application related documents) related to the Intellectual Property Rights listed on Section 3.15.1(a) of the Disclosure Schedule have been provided or made available to Parent. Section 3.15.1(b) of the Disclosure Schedule includes a list of all Software incorporated in, provided with or otherwise necessary to use, support and maintain, the Company’s products, including all Software that the Company provides or makes available to its customers. Section 3.15.1(c) of the Disclosure Schedule also sets forth all third party hardware, firmware or Software, that are incorporated in or provided by the Company with its products, or that are otherwise necessary for the manufacture of the Company’s products. Finally, Section 3.15.1(d) of the Disclosure Schedule lists all in-licenses of the Intellectual Property Rights applicable to the Company’s products, other than standard, off-the-shelf Software commercially available on standard terms from third-party vendors.

Section 3.15.2  Sufficiency. The Intellectual Property Rights and Technology owned or licensed by the Company constitute all Intellectual Property Rights and Technology necessary for the conduct of the Company’s business as presently conducted, including the design, manufacture, license and sale of all products currently in production.

Section 3.15.3  Royalties and Licenses. The Company does not have any obligation to compensate or account to any Person for the use of any of the Company’s Intellectual Property Rights or Technology.

Section 3.15.4  Ownership. The Company (A) owns all right, title and interest in and to the Intellectual Property Rights and Technology purported to be owned by the Company, including the Intellectual Property Rights and Technology listed in Section 3.15.1 of the Disclosure Schedule, free and clear of any liens, claims or encumbrances and (B) has a valid and enforceable right or license to use all other Intellectual Property Rights and Technology used in the conduct of the Company’s business, and all such licensed Intellectual Property Rights and rights to use Technology will not cease to be valid and enforceable rights of the Company by reason of the execution, delivery and performance of this Agreement or by any Ancillary Agreements. Without limiting the foregoing, the Intellectual Property Rights and Technology owned by the Company have been: (1) developed by employees of the Company within the scope of their employment; (2) developed by independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements or (3) otherwise acquired by the Company from a third party who has assigned all the Intellectual Property Rights and ownership of all Technology it has developed on the Company’s behalf to the Company, as applicable.

Section 3.15.5 Absence of Claims; Non-infringement. No claim or Legal Proceeding has been instituted or is pending against the Company, or, to the knowledge of the Company, is threatened, that challenges the right of the Company with respect to the use or ownership of the Intellectual Property Rights or Technology of the Company. Without limiting the foregoing, no interference, opposition, reissue, reexamination, Legal Proceeding or other proceeding is, or has been pending since January 1, 2001, or, to the best of the Company’s knowledge, threatened and not fully resolved, in which the scope, validity or enforceability of any of the Company’s Intellectual Property Rights is being, has been since January 1, 2001, or would reasonably be expected to be contested or challenged. Neither the Company’s past nor present use of the Intellectual Property

Rights or Technology owned by the Company infringes upon, misappropriates, breaches or otherwise conflicts with the rights of any other Person anywhere in the world. The Company has not received any notice alleging, and otherwise has no knowledge of (A) the invalidity of, or any limitation on the Company’s right to use, any of the Intellectual Property Rights or Technology owned by the Company or of (B) the alleged infringement, misappropriation or breach of any Intellectual Property Rights of others by the Company. The Intellectual Property Rights and Technology owned by the Company are not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator, court or other governmental authority affecting the rights of the Company with respect thereto. To the knowledge of the Company, no Person has interfered with, infringed upon or misappropriated any of the Company’s Intellectual Property Rights, or is currently doing so.

Section 3.15.6  Licenses to Third Parties. Section 3.15.6 of the Disclosure Schedule lists all of the contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Intellectual Property Rights or Technology of the Company. The Company is not bound by, and no Intellectual Property Rights owned by the Company is subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Intellectual Property Rights owned by it anywhere in the world. Without limiting the foregoing, the Company has not granted any exclusive licenses to the Intellectual Property Rights or Technology owned by the Company.

Section 3.15.7  Protection of Intellectual Property Rights. All of the registrations and pending applications to Governmental Entities with respect to the Intellectual Property Rights owned by the Company have been timely and duly filed, prosecution for such applications has been attended to, all maintenance and related fees have been paid and the Company has taken all other actions required to maintain their validity and effectiveness. The Company has taken all steps reasonably necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers) to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to the Company. Without limiting the foregoing, (A) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property Rights or

Technology used in connection with the business of the Company by any Person; (B) to the knowledge of the Company, no employee, independent contractor or agent of the Company has misappropriated any material trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the business and (C) to the knowledge of the Company, no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Intellectual Property Rights and Technology of the Company. No funding, facilities or personnel of any governmental entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Company’s Intellectual Property Rights or Technology.

Section 3.15.8  Software; Escrow. Any Software incorporated in the Company’s products performs in all material respects free of any bugs, viruses, worms, trojan horses or programming errors affecting its functionality. None of such Software is, in whole or in part, subject to the provisions of any “copyleft,” open source or quasi-open source license agreement or any other agreement obligating the Company to make source code available to third parties or to publish source code. The Company has not entered into any agreement requiring the Company to place the source code for Software it created or other Technology in escrow so that a licensee might obtain access to it upon the occurrence of any release condition.

Section 3.15.9  Export Control. The Company has obtained all approvals necessary for exporting the Company’s products to the extent they are exported, including Software that is exported, outside the United States in accordance with all applicable United States export control regulations, and importing the products and Software into any country in which the Company’s products and Software are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

Section 3.15.10  Certification with Standards Bodies. The Company is certified under and is operating in compliance with ISO 9001:2000, as such standard has been modified from time to time by the applicable governing body.

Section 3.16  Taxes.

Section 3.16.1  Filing of Tax Returns. The Company has accurately prepared and timely filed all Tax Returns that it was required to file under applicable Tax Regulations. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Tax Regulations. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

Section 3.16.2  Payment of Taxes. All Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been paid. Since December 31, 2005, the Company has not incurred any Liability for Taxes outside the ordinary course of business.

Section 3.16.3  Withholding. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The transactions contemplated by this Agreement are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

Section 3.16.4  Encumbrances. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

Section 3.16.5  Audits, Investigations or Claims. The Company has not received from any Governmental Entity any (A) written or, to the knowledge of the Company, oral notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) written or, to the knowledge of the Company, oral notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Entity against the Company. No Legal Proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes of the Company has been filed or executed with any Governmental Entity. There are no matters under discussion with any Governmental Entity, or known to the Company with respect to Taxes, that are likely to result in an additional Liability for Taxes with respect to the Company. The Company has delivered or made available to Parent complete and accurate copies of all Tax Returns of the Company (and its predecessors) for the years ended December 31, 2003, 2004 and 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2001. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

Section 3.16.6  Tax Elections. All material elections with respect to Taxes affecting the Company as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Parent, are set forth in Section 3.16.6 of the Disclosure Schedule. The Company (A) has not agreed, nor is the Company required, to make any adjustment pursuant to Section 481(a) of the Code by virtue of a change in accounting method or otherwise; (B) has not made an election, nor is the Company required, to treat any of its assets as owned by another person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (C) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code; (D) has not made nor will make a consent dividend election under Section 565 of the Code; (E) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (F) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision or Tax Regulation.

Section 3.16.7  USRPHC. The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.16.8  Tax Sharing Agreements. The Company is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements).

Section 3.16.9  Other Entity Liability. The Company has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign

Tax purposes. The Company does not have any Liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

Section 3.16.10  Spin-Offs. The Company has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

Section 3.16.11  Partnerships, Single Member LLCs, CFCs, PHCs and PFICs. The Company (A) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (B) does not own a single member limited liability company which is treated as a disregarded entity, (C) is not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (D) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), and (E) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code.

Section 3.16.12  Tax Shelters. The Company has not entered into any reportable transaction for purposes of Treasury Regulations Sections 1.6011-4(b) or 301.6111-2(b). The Company has not entered into any transaction (A) that would result in a substantial understatement of federal income tax within the meaning of Section 6662 of the Code if the treatment claimed by the Company were disallowed, (B) that would give rise to penalties under Section 6662A of the Code, and (C) for which there is no substantial authority for the Company’s tax treatment of such transaction or for which the Company has not disclosed on its applicable Tax Return the relevant facts affecting the Tax treatment of such transaction.

Section 3.16.13  Permanent Establishment. The Company neither has nor has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

Section 3.16.14  Disallowance of Interest Deductions. None of the outstanding indebtedness of any of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable Law.

Section 3.16.15  Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.16.14 of the Disclosure Schedule is (A) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (B) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

Section 3.16.16  Net Operating Loss Carryforwards. As of December 31, 2005, the net operating loss carryforwards of the Company available for United Sates federal income tax purposes were $37,622,305 and for North Carolina state income tax purposes were $20,592,942. As of the date hereof, none of the Company’s net operating loss carryforwards as described in the preceding sentence is subject to any limitations on utilization under Sections 269, 382, 383, 384 or 1502 of the Code (or any similar provision of state, local or foreign Law).

Section 3.17  Insurance. The Company has delivered to Parent certificates of insurance and summaries of all insurance policies and all self insurance programs and arrangements relating to the business, assets and operations of the Company. Each of such insurance policies is in full force and effect. The Company has no knowledge of any actual or possible (A) cancellation or invalidation of any insurance policy, (B) refusal of any coverage or rejection of any claim under any insurance policy or (C) adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company.

Section 3.18  Title to Assets.

Section 3.18.1  The Company owns, and has good, valid and marketable title to, or has a valid license to use, all tangible assets necessary to operate its business as currently conducted (the “Company Assets”). All of the Company Assets are owned by the Company free and clear of any Encumbrances, except for Permitted Encumbrances. With the exception of the Intellectual Property Rights and Technology owned or licensed by the Company, the Company Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the business of the Company in the manner currently operated and in the manner presently planned to be operated. Section 3.18 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company, other than the Intellectual Property Rights and Technology owned or licensed by the Company.

Section 3.18.2  All of the Company’s existing inventory included within the Company Assets, net of reserves reflected on the May 31, 2006 Unaudited Interim Balance Sheet (including all such inventory that is reflected on the May 31, 2006 Unaudited Interim Balance Sheets and that has not been disposed of by the Company as of the date thereof): (A) is of such quality and quantity as to be usable and saleable by the Company in the ordinary course of business; and (B) is free of any defect or deficiency that would impair its intended use in any material respect.

Section 3.19  Real Property; Equipment.

Section 3.19.1  The Company owns good and marketable title to its estates in the Real Property, free and clear of any Encumbrances, other than Permitted Encumbrances. True and complete copies of all deeds, existing title insurance policies and surveys of or pertaining to the Real Property have been delivered to Parent. At the Effective Time, the Real Property shall be free and clear of all Encumbrances, other than Permitted Encumbrances. Section 3.19 of the Disclosure Schedule contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which the Company has an ownership interest. The Company has no leasehold interests in any real property.

Section 3.19.2  (A) The Company has not received any notice of a violation of any applicable zoning, planning, building and safety, subdivision, environmental impact or other regulation, ordinance or other Law or requirement relating to any of the Facilities or the construction, use or occupancy thereof, whether owned or leased (collectively, “Land Use Laws”) or any notice of any revocation or unwillingness to renew any of the Company Permits with respect to the Facilities required by Governmental Authorities, and to the Company’s knowledge, there are no proposed changes in the Land Use Laws that could materially affect the operation of the business conducted by the Company; (B) to the Company’s knowledge, there are no violations of Land Use Laws that could materially affect the operation of the business conducted by the Company; (C) all public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, are connected to the Facilities, and to the Company’s knowledge, such utilities are adequate for the operation of the business conducted by the Company; (D) to the Company’s knowledge, the means of ingress and egress, parking and parking facilities, access to public streets and drainage facilities are adequate for the operation of the business conducted by the Company; (E) to the Company’s knowledge, the Facilities and all present uses thereof comply with all applicable covenants, conditions and restrictions; (F) to the Company’s knowledge, all approvals, licenses, permits and certificates required for the lawful ownership, maintenance, use and occupancy of the Facilities as presently existing; and (G) to the Company’s knowledge, there is no pending or threatened condemnation or similar proceeding affecting the Facilities or any portion thereof or pending public improvements in, about or outside the Facilities that might affect access to the Facilities nor, to the Company’s knowledge, any claim, legal action or other proceeding of any kind including any action of a civil or criminal nature or any action or proceeding before any arbitration board or tribunal, pending or threatened against the Company or affecting the Facilities which might materially affect the operation of the business conducted by the Company.

Section 3.19.3   All items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted and is presently planned to be conducted.

Section 3.20 Products; Services. Each product delivered by the Company since June 30, 2003 conformed and complied with the terms and requirements of any applicable warranty or other contract and with all applicable Legal Requirements, except for warranty claims that would not result in direct costs to the Company in excess of $25,000 in the aggregate. There are no unresolved customer complaints which would reasonably be expected to result in direct costs to the Company in excess of $5,000 (A) under or based upon any warranty provided by or on behalf of the Company, (B) under or based upon any other warranty relating to any product of the Company or (C) based upon any services performed by the Company. The aggregate direct cost to the Company to resolve all complaints since June 30, 2003 has not exceeded $25,000.

Section 3.21  Customers; Sales Orders; Suppliers.

Section 3.21.1  Section 3.21.1 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, the 10 largest customers of the Company for the calendar year 2005 and from January 1, 2006 to May 31, 2006. The Company has not received any notice or other communication (in writing or otherwise), and the Company has not received any other information, indicating that any of the customers required to be listed in Section 3.21.1 of the Disclosure Schedule may cease dealing with the Company or may otherwise reduce the volume of business transacted by such person with the Company below historical levels.

Section 3.21.2  Section 3.21.2 of the Disclosure Schedule provides an accurate and complete description and breakdown of the sales order backlog of the Company. The Company has not received any notice or other communication (in writing or otherwise), and the Company has not received any other information, indicating that any of the customers identified in Section 3.21.2 of the Disclosure Schedule may modify or cancel any of the sales orders described in Section 3.21.2 of the Disclosure Schedule.

Section 3.21.3  Section 3.21.3 of the Disclosure Schedule accurately identifies the 10 largest suppliers of the Company for the calendar year 2005 and the first fiscal quarter of 2006. The Company has delivered or made available to Parent an accurate description of the applicable terms and conditions of the relationship between the Company and such suppliers. The Company has not received any notice or other communication (in writing or otherwise), and the Company has not received any other information, indicating that any of the suppliers required to be listed in Section 3.21.3 of the Disclosure Schedule may cease acting as a supplier to the Company or otherwise dealing with the Company.

Section 3.22  Bank Accounts. Section 3.22 of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

Section 3.23  Related Party Transactions. (A) No Related Party has, and no Related Party has had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company; (B) no Related Party is indebted to the Company; (C) to the Company’s knowledge, no

Related Party has entered into, or has any direct or indirect financial interest in, any contract, transaction or business dealing involving the Company; (D) to the Company’s knowledge, no Related Party is competing, or has competed, directly or indirectly, with the Company; and (E) to the Company’s knowledge, no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). Each of the following shall be deemed to be a “Related Party”: (1) each individual who is, or who has been during the four-year period prior to the date hereof, an officer or director of the Company; (2) each member of the immediate family of each of the individuals referred to in clause “(1)” above; and (3) any trust or other entity (other than the Company) in which any one of the individuals referred to in clauses “(1)”and “(2)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary or equity interest.

Section 3.24  Vote Required. The affirmative vote of the holders of at least 66 2/3% of the aggregate outstanding shares of Company Preferred Stock and holders of at least 50% of the aggregate outstanding shares of Company Capital Stock, voting together as a class (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of Company Capital Stock or other Equity Interests of the Company necessary to adopt this Agreement and consummate the transactions contemplated hereby.

Section 3.25  Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

Section 3.26  Quasi-California Corporate Status. The Company is not subject to Section 2115 of the California Corporations Code, as amended.

Article 4.

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1  Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to be a Parent Material Adverse Effect.

Section 4.2  Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (including approval by Parent as the sole stockholder of the Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other votes of stockholders of Parent or Merger Sub are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to which Parent or the Merger Sub is a party have been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

Section 4.3 No Conflict; Required Filings and Consents.

Section 4.3.1 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance thereof by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent

Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (C) result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation.

Section 4.3.2  The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person, except under the Exchange Act, Securities Act, any applicable Blue Sky Laws, the rules and regulations of the Exchange, and the filing and recordation of the Certificate of Merger as required by the DGCL.

Section 4.4  Litigation. As of the date hereof, there is no pending Legal Proceeding, and to Parent’s knowledge, no person has threatened to commence any Legal Proceeding: (A) that involves Parent or Merger Sub; and (B) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. To Parent’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

Section 4.5  Ownership of Merger Sub; No Prior Activities.

Section 4.5.1  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.5.2  Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.6  Brokers. No broker, finder or investment banker (other than Needham & Company, LLC, which Parent has agreed to pay in full without recourse against the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 4.7  Adequate Resources. Parent has, and will have at the Closing, sufficient funds, or other adequate resources or financing available to pay the Merger Consideration.

Article 5.

Covenants

Section 5.1  Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time (the “Pre-Closing Period”), except as set forth in Section 5.1 of the Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing: the Company shall (A) conduct its operations only in the ordinary and usual course of business consistent with past practice, (B) use its commercially reasonable efforts to maintain the Company Assets and properties in good working condition, and (C) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with such of the customers, suppliers and other persons with which the Company has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), during the Pre-Closing Period, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which, with respect to Section 5.1.5(C) and Section 5.1.9, shall not be unreasonably withheld):

Section 5.1.1  amend or otherwise change the Company Certificate, the Company By-laws or equivalent organizational documents;

Section 5.1.2  (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or Encumbrance of any shares of Company Capital Stock or other Equity Interests in the Company of any class, or securities convertible or exchangeable or exercisable for any shares of such Company Capital Stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such Company Capital Stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), of the Company, other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms or issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding as of the date hereof, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or Encumbrance of, any material property or assets (including Intellectual Property Rights) of the Company, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

Section 5.1.3  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to the Company Capital Stock or enter into any agreement with respect to the voting of the Company Capital Stock;

Section 5.1.4  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Capital Stock, other Equity Interests or other securities, other than the redemption of Company Common Stock in accordance with the terms of stock option agreements relating to Company Options;

Section 5.1.5  (A) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than (1) acquisitions of assets in the ordinary course of business consistent with past practice or (2) any other acquisitions for consideration that is individually not in excess of $10,000 in the aggregate, (B) incur any indebtedness for borrowed money (other than borrowings under the existing First Charter Bank line of credit) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, (C) terminate, cancel or request any change in, or agree to any change in, any Company Material Contract, (D) make or authorize any capital expenditure in excess of the Company’s budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $25,000, or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

Section 5.1.6  except in the ordinary course of business consistent with past practice, or as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.10 of the Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus (other than the quarterly bonus plan), profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan.

Section 5.1.7  (A) pay, discharge or satisfy any claims or Liabilities, except the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the May 31, 2006 Unaudited Interim Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice or as provided in Section 5.9, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay or accelerate payment of any account payable in advance of the date such Liability would have been paid in the ordinary course of business consistent with past practice, or (D) vary the Company’s inventory practices in any material respect from the Company’s past practices;

Section 5.1.8  make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

Section 5.1.9  waive, release, assign, settle or compromise any claims, or any litigation or arbitration other than routine customer complaints;

Section 5.1.10 make or change any election in respect of Taxes, amend any Tax Return, adopt or change any accounting method in respect of Taxes, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

Section 5.1.11  modify, amend or terminate, or waive, release or assign any rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

Section 5.1.12  write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $25,000, except for depreciation and amortization in accordance with GAAP consistently applied;

Section 5.1.13  take any action to exempt or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Parent, Merger Sub and any Parent Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

Section 5.1.14  consent or agree to, or acquiesce in, any modification of any Land Use Laws or any approvals, licenses, permits or certificates required to operate the business conducted by the Company;

Section 5.1.15  take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

Section 5.1.16  hire any new employee, consultant or independent contractor; or

Section 5.1.17  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2  Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (B) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 5.3  Written Consent in Lieu of Stockholders’ Meeting. In lieu of holding a special meeting of the Company’s stockholders for the purpose of permitting them to consider and to vote upon and adopt this Agreement, the Company shall solicit written consents of the stockholders of the Company for such purpose in accordance with the Company Certificate, the Company By-Laws and the applicable requirements of the DGCL and all applicable Laws. As promptly as practicable after the date hereof, the Company shall solicit from each such stockholder a written consent in favor of the adoption of this Agreement.

Section 5.4  Access to Information; Confidentiality.

Section 5.4.1  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

Section 5.4.2  With respect to the information disclosed pursuant to Section 5.4.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidential Disclosure Agreement dated October 17, 2005, between the Company and Parent, as amended (the “Confidentiality Agreement”).

Section 5.5  No Solicitation of Transactions.

Section 5.5.1  The Company shall not, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company’s control, other person to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.

Section 5.5.2  The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

Section 5.6  Appropriate Action; Consents; Filings.

Section 5.6.1  The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (y) the Exchange Act, and any other applicable federal or state securities Laws, and (z) any other applicable Law; provided, that Parent and the Company shall cooperate, to the extent permitted by Law, with each other in connection with the making of all such filings, including providing copies of all such documents to the other party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that nothing in this Section 5.6.1 shall require any party to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by a party to a third party in excess of $10,000 in exchange for any such consent. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement and each Ancillary Agreement. Each party agrees to provide all other parties with notice of and opportunity to participate in any meetings with or presentations to any Governmental Entities about the transactions contemplated by this Agreement.

Section 5.6.2  The Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents, (A) necessary to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) disclosed in the Disclosure Schedule, (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time, or (D) otherwise referenced in Section 6.1.3 or Section 6.2.3. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.6.2, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which would reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.6.3  During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened Legal Proceeding by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company capital stock into the Merger Consideration pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company.

Section 5.7  Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.8  Public Announcements. During the Pre-Closing Period, (A) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent and (B) Parent will consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

Section 5.9  Payment of Certain Liabilities. During the Pre-Closing Period, the Company shall (A) extinguish all outstanding indebtedness of the Company in favor of First Charter Bank prior to the Closing, (B) cause all associated liens to be removed prior to the Closing, and (C) pay, or cause to be paid, all of the Company Transaction Expenses.

Section 5.10  Transferred Employees, Etc. The salary or base compensation of all of the employees of the Company who continue employment with the Surviving Corporation will be at least the same as the salaries or base compensation earned by such employees immediately prior to the Effective Time. The Surviving Corporation will continue through December 31, 2006 (A) the Senior Leadership Team bonus approved at the February 17, 2006 meeting of the Compensation Committee of the Company Board and reflected in the minutes of such meeting and (B) the quarterly employee bonus program at levels consistent with the Company’s historic practices. In addition, the Surviving Corporation or one of its affiliates will offer the Company’s employees benefits that are substantially similar in the aggregate to the benefits currently being provided to Parent’s employees to the extent eligible therefor; provided, that for purposes of eligibility to participate and vesting, but not for benefit accruals, such employees shall receive full credit under such plans for their period of continuous employment with the Company. Subject to applicable Law or other written agreement, nothing herein shall, or shall be construed to, limit the ability or right of the Surviving Corporation or its affiliates to terminate the employment of any employee or to amend or terminate any benefit plan or otherwise change the terms and conditions of employment of any employee.

Article 6.

Closing Conditions

Section 6.1  Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

Section 6.1.1  Stockholder Approval. This Agreement shall have been adopted by the Required Stockholder Vote.

Section 6.1.2  No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.

Section 6.1.3  Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity set forth in Section 3.5.2 or Section 4.3.2, or required to be set forth in the related sections of the Disclosure Schedule shall have been obtained, in each case, without (A) the imposition of conditions, (B) the requirement of divestiture by a party of any assets or property or (C) the requirement of expenditure of money by a party to a third party in excess of $10,000 in exchange for any such consent.

Section 6.2  Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 6.2.1  Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement that are qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).

Section 6.2.2  Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time.

Section 6.2.3  Consents and Approvals. All consents, approvals and authorizations listed on Schedule 6.2.3 hereto or of any person other than a Governmental Entity required to be set forth in Section 3.5 (or the related section of the Disclosure Schedule) or Section 4.3 shall have been obtained in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by a party in excess of $10,000 to a third party in exchange for any such consent.

Section 6.2.4  Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that could reasonably be expected to (A) have a Company Material Adverse Effect or (B) prevent, interfere with, hinder or materially delay the consummation of the Merger.

Section 6.2.5  Court Proceedings. No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (B) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof or (C) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

Section 6.2.6  Certain Agreements. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

Section 6.2.6.1  Noncompetition Agreements in the form of Exhibit B, executed by the persons identified on Exhibit C (the “Noncompetition Agreements”);

Section 6.2.6.2  Releases in the form of Exhibit D, executed by the persons identified on Exhibit E (the “Releases”);

Section 6.2.6.3  an (A) Indemnification Escrow Agreement substantially in the form of Exhibit F (the “Indemnification Escrow Agreement”) and (B) Adjustment Escrow Agreement substantially in the form of Exhibit G (together with the Indemnification Escrow Agreement, the “Escrow Agreements”), executed by the Stockholders’ Agent and the Escrow Agent;

Section 6.2.6.4  a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 – 2(h)(1)(i) of the United States Treasury Regulations, executed by the Company;

Section 6.2.6.5  a legal opinion of Helms Mulliss & Wicker, PLLC, counsel to the Company, dated as of the Effective Date, in the form of Exhibit H;

Section 6.2.6.6  a certificate executed by the Company and containing the representation and warranty of the Company that each of the conditions set forth in Sections 6.2.1, 6.2.2 and 6.2.4 has been duly satisfied (the “Company Closing Certificate”);

Section 6.2.6.7  (A) executed resolutions of the Company Board terminating any 401(k) Plan prior to the Effective Time and (B) an executed amendment to any 401(k) Plan prior to termination sufficient to maintain the qualification of the 401(k) Plan in form with the applicable requirements of the Code and regulations thereunder;

Section 6.2.6.8  the Merger Consideration Certificate, duly executed by the Stockholders’ Agent;

Section 6.2.6.9  payoff letter from First Charter Bank in a form acceptable to Parent;

Section 6.2.6.10  evidence, in a form acceptable to Parent, of the payment of the Company Transaction Expenses; and

Section 6.2.6.11  written resignations of all directors of the Company, effective as of the Effective Time.

Section 6.2.7  Termination of Agreements. Parent shall have received evidence of the termination of the following contracts:

Section 6.2.7.1  Series 1 Preferred Stock Purchase and Exchange Agreement, dated as of July 23, 2003, among the Company and the investor parties thereto.

Section 6.2.7.2  Amended and Restated Investor Rights Agreement, dated as of July 23, 2003, by and among the Company, the holders of the Company Preferred Stock listed thereto, the holder of the Company’s warrant shares listed thereto and the holders of the Company’s Common Stock listed thereto.

Section 6.3  Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 6.3.1  Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement and each Ancillary Agreement that are qualified by materiality or Parent Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).

Section 6.3.2  Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time.

Section 6.3.3  Certain Agreements. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

Section 6.3.3.1  the Escrow Agreements, executed by Parent and the Escrow Agent; and

Section 6.3.3.2  a certificate executed by Parent and containing the representation and warranty of Parent that each of the conditions set forth in Sections 6.3.1 and 6.3.2 has been duly satisfied (the “Parent Closing Certificate”).

Section 6.3.4  Consents and Approvals. All consents, approvals and authorizations listed on Schedule 6.3.4 hereto or of any person other than a Governmental Entity required to be set forth in Section 3.5 (or the related section of the Disclosure Schedule) or Section 4.3 shall have been obtained in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by a party in excess of $10,000 to a third party in exchange for any such consent.

Article 7.

Termination, Amendment and Waiver

Section 7.1  Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

Section 7.1.1  By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

Section 7.1.2  By either the Company or Parent if the Merger shall not have been consummated prior to August 31, 2006; provided, however, that such date may from time to time, be extended by Parent (by written notice thereof to the Company) up to and including October 31, 2006 in the event all conditions to effect the Merger other than the condition set forth in Section 6.1.2 (the “Regulatory Condition”) have been or are capable of being satisfied at the time of each such extension and the Regulatory Condition have been or are reasonably capable of being satisfied on or prior to October 31, 2006, (such earlier date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

Section 7.1.3  By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.6); or

Section 7.1.4  By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within 10 days after written notice thereof or if (A)(1) there shall be breached any covenant or agreement on the part of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof and (C) such breach of misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied.

Section 7.2  Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent or the Company or their respective subsidiaries, officers or directors except (A) with respect to Section 5.4, Section 5.8, this Section 7.2 and Article 10 and (B) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

Section 7.3  Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4  Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5  Fees and Expenses. Subject to Section 2.6 and Section 5.9, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

Article 8.

Tax Matters

Section 8.1  Transfer Taxes. All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be paid by the Indemnitors when due, and the Indemnitors shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Parent and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in the preparation, execution and filing of, all Tax Returns, applications or other documents regarding any Transfer Taxes that become payable in connection with the Merger.

Section 8.2  Tax Indemnity. The Indemnitors shall indemnify, save and hold the Indemnitees harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (A) any Taxes of the Company for any Pre-Closing Tax Period to the extent not accrued on the Closing Balance Sheet, (B) the unpaid Taxes of any person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar Laws), as a transferee or successor, by contract, or otherwise, and (C) any inaccuracy in or breach of the representation set forth in Section 3.16.16. With respect to any Straddle Period, (x) in the case of any real, personal and intangible property Taxes or other Taxes levied on a per diem basis (collectively, “Per Diem Taxes”), the amount of such Per Diem Taxes that relates to a Pre-Closing Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of calendar days in the Straddle Period, and (y) in the case of any Taxes other than the Per Diem Taxes, the amount of such Taxes that relates to a Pre-Closing Period shall be computed as if such Tax Period ended as of the end of the day on the Closing Date.

Section 8.3  Responsibility for Filing Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Pre-Closing Tax Periods that have not yet been filed as of the Effective Time. Each such Tax Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. At least 15 days prior to the date on which each such Tax Return is filed, Parent shall submit such Tax Return to the Stockholders’ Agent for review. The Indemnitors shall pay to Parent, within 15 days after the date on which Taxes are paid with respect to such Tax Periods, that amount equal to such Taxes of the Company with respect to such Tax Periods. Each Indemnitors’ share of Taxes with respect to any Straddle Period shall be his, her or its Pro Rata Share of such Taxes.

Section 8.4  Cooperation on Tax Matters. Parent, the Company and the Stockholders’ Agent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company and the Stockholders’ Agent agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity, (B) to deliver or make available to Parent, within sixty (60) days after the Closing Date, copies of all such books and records, and (C) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Company and the Stockholders’ Agent, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense. Parent and the Stockholders’ Agent further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 8.5  Tax Claims. If, subsequent to the Closing, any of Parent, the Company, or the Stockholders’ Agent receives notice of a claim by any Governmental Entity that, if successful, might result in an indemnity payment hereunder (a “Tax Claim”), then within 15 days after receipt of such notice, Parent, the Company or the Stockholders’ Agent, as the case may be, shall give written notice of such Tax Claim to the other parties. The Stockholders’ Agent shall have the right to control the conduct and resolution of any Tax Claim relating to a Tax Period ending on or prior to the Closing Date; provided, however, that if the resolution of any such Tax Claim (or any portion thereof) may affect the Taxes of the Company for a Post-Closing Tax Period, then the Stockholders’ Agent and Parent shall jointly control the conduct and resolution of such Tax Claim (or portion thereof). The Stockholders’ Agent and Parent shall jointly control the conduct and resolution of any Tax Claim relating to a Straddle Period. If the Stockholders’ Agent elects not to control the conduct and resolution of any Tax Claim relating to a Tax Period ending on or prior to the Closing Date, or to participate in the conduct and resolution of any Tax Claim relating to a Straddle Period, the Stockholders’ Agent shall notify Parent in writing and Parent shall have the right to control the conduct and resolution of such Tax Claim; provided, however, that Parent shall keep the Stockholders’ Agent informed of all developments on a timely basis and Parent shall not resolve such Tax Claim in a manner that would reasonably be expected to have an adverse impact on the Indemnitors’ indemnification obligations under this Agreement without the written consent of the Stockholders’ Agent, which shall not be unreasonably withheld. Each party shall bear its own costs incurred in participating in any proceeding relating to any Tax Claim.

Section 8.6  Review; Disputes.

Section 8.6.1  In the event of a dispute relating to the matters governed by this Article 8, the Stockholders’ Agent or Parent, as the disputing party (the “Disputing

Party”) shall deliver a written notice (a “Tax Dispute Notice”) to the other party (the “Receiving Party”) setting forth in detail the principal basis for the dispute and the Disputing Party’s proposed resolution of such dispute.

Section 8.6.2  The Stockholders’ Agent and Parent shall use commercially reasonable efforts to reach agreement on the matters set forth in the Tax Dispute Notice. If the Stockholders’ Agent and Parent are unable to reach agreement on the matters set forth in the Tax Dispute Notice within 10 days after the date on which the Tax Dispute Notice was delivered to the Receiving Party, either party shall have the right to refer such dispute to the Designated Accounting Firm after such tenth day. In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) each of the Stockholders’ Agent and Parent shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their views as to any disputed matters; (B) the Designated Accounting Firm shall resolve the matters in dispute within 20 days of such referral, and upon reaching such determination shall deliver a copy of its decision to the Stockholders’ Agent and Parent; and (C) the determination made by the Designated Accounting Firm regarding such matters shall be conclusive, binding upon the parties, nonappealable, and not be subject to further review, and shall be considered a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act. In resolving the dispute, (1) the Designated Accounting Firm shall be limited to addressing only those particular disputed items referred to in the Tax Dispute Notice, and (2) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Parent or the Stockholders’ Agent, as the case may be, and no lower than the amount calculated by Parent or the Stockholders’ Agent, as the case may be. The resolution of the Designated Accounting Firm shall reflect in detail the analyses behind such firm’s resolution of the matters in dispute. The fees and expenses of the Designated Accounting Firm shall be borne equally by Parent and the former holders of Company Capital Stock and Vested Company Options, which fees shall be remitted to Parent from the Indemnification Escrow Fund.

Article 9.

Indemnification

Section 9.1  Survival.

Section 9.1.1 The representations and warranties made by the Company in this Agreement shall survive the Closing and shall expire on the date that is 18 months after the Effective Date; provided, however, that if, at any time prior to the date that is 18 months after of the Effective Date, Parent (acting in good faith) delivers to the Stockholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for an Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the date that is 18 months after the Effective Date until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire on the date that is 18 months after the Effective Date, and any Liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease. All covenants contained in this Agreement shall terminate as of the Effective Time except for such covenants that expressly provide for the performance thereunder after the Effective Time.

Section 9.1.2  For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

Section 9.2  Indemnification.

Section 9.2.1  From and after the Effective Time, subject to the limitations set forth in this Agreement, the stockholders of the Company who shall have received, or shall be entitled to receive, Merger Consideration pursuant to Section 2.1 and the holders of Vested Company Options who shall have received, or shall be entitled to receive, the Option Payment pursuant to Section 2.5 (the “Indemnitors”), severally (and not jointly) and in proportion to their original contributions to the Indemnification Escrow Fund, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (A) any inaccuracy in or breach of any representation or warranty set forth in this Agreement; (B) any breach of any covenant or obligation of the Company (including the covenants set forth in Article 5); or (C) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(A)” or “(B)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article 9).

Section 9.2.2  The Indemnitors acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

Section 9.2.3  The Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2.1 for any individual Damage less than $10,000 until such time as the total amount of all Damages (including, without limitation, the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $125,000 in the aggregate (the “Basket”). If the total amount of such Damages exceeds $125,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only the amount of such Damages that exceeds the Basket; provided, however, that any claim relating to Section 3.1, 3.3, 3.14, 3.16 or 3.25 shall not be subject to or counted towards the Basket.

Section 9.2.4  Amounts included in the Indemnification Escrow Fund shall be disbursed to the Indemnitors and the Indemnitees, as applicable, in accordance with the terms of the Indemnification Escrow Agreement.

Section 9.3  Third Party Claims. Except with respect to any Tax Claims, which shall be governed exclusively by Section 8.5, in the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 9, then Parent shall notify the Stockholders’ Agent, as agent to Indemnitors, in writing of the existence of such third-party claim or Legal Proceeding and shall deliver copies of any documents served on Parent with respect to the third-party claim; provided, however, that any failure to notify the Stockholders’ Agent or deliver copies shall not relieve the Indemnitors from any obligations hereunder unless (and then solely to the extent) the Indemnitors are materially prejudiced by such failure. Upon receipt of the notice described in Section 10.2, the Stockholders’ Agent shall have the right to defend Parent against the third-party claim, with counsel chosen by the Stockholders’ Agent and acceptable to Parent, to control, defend against, negotiate, settle or otherwise deal with any Claim or Legal Proceeding that relates to any Damage indemnified against hereunder; provided, however, that Parent may participate in any such proceeding with counsel of its choice and at its expense. The parties shall cooperate with each other in connection with the defense, negotiation or settlement of any such Claim or Legal Proceeding. To the extent the Stockholders’ Agent elects not to defend such Claim or Legal Proceeding, and Parent defends against or otherwise deals with any such Claim or Legal Proceeding, Parent may retain counsel, at the expense of the Indemnitors, and control the defense of such proceeding. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

Section 9.3.1 all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;

Section 9.3.2 the Indemnitors shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

Section 9.3.3 Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Stockholders’ Agent; provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Stockholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Agent shall not limit any of the obligations of the Indemnitors under this Article 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). Neither the Stockholders’ Agent, as agent for the Indemnitors, nor Parent may settle any such proceeding if the settlement obligates the other party to pay money, to compromise rights, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld or delayed.

Section 9.4  Exercise of Remedies by Indemnitees other than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 9.5  Exclusive Remedy. With the exception of claims based upon fraud or intentional misrepresentation, from and after the Effective Time, recourse of Parent and any other Indemnitee to the Indemnification Escrow Fund pursuant to this Agreement and the Indemnification Escrow Agreement shall be the sole and exclusive remedy of Parent and any other Indemnitees for monetary Damages for matters related to this Agreement and the transactions set forth herein (it being understood that nothing in this Section 9.5 or elsewhere in this Agreement shall effect Parent’s rights to equitable remedies to the extent available).

Section 9.6  Mitigation of Damages. Any liability of the Indemnitors to indemnify the Indemnitees for Damages shall be net of insurance proceeds received by the Indemnitees relative to the matter in question. The Indemnitees and the Indemnitors shall cooperate with each other in pursuing insurance claims with respect to any Damages. If the Indemnitees receive any insurance payment in connection with any claim for damages for which they have already received an indemnification payment from the Indemnitors, they shall pay to the Stockholders’ Agent within ten days of receiving such insurance payment an amount equal to the excess of (A) the amount previously received by the Indemnitees under this Article 9 with respect to such claim, plus the amount of the insurance payments received, over (B) the amount of Damage with respect to such claim which the Indemnitees were entitled to receive under this Article 9.

Section 9.7  Response to Customer Claims. The Indemnitees shall take all commercially reasonable steps, consistent with the historical practices of the Company, to respond promptly to complaints by customers and to ship to customers replacement products so that customers are not required to purchase products elsewhere and so that Damages are minimized.

Article 10.

General Provisions

Section 10.1  Appointment of Stockholders’ Agent. By adopting this Agreement and receiving their Pro Rata Share of the Merger Consideration, the Indemnitors agree as follows:

Section 10.1.1  The Indemnitors hereby irrevocably appoint Carolinas Capital Corp., a North Carolina corporation, as their agent for purposes of this Agreement, and Carolinas Capital Corp. hereby accepts its appointment as the Stockholders’ Agent. Parent shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any Indemnitor by the Stockholders’ Agent, as fully binding upon such Indemnitor. If the Stockholders’ Agent shall become unable to fulfill its responsibilities as agent of the Indemnitors, then the Indemnitors shall, by majority vote based on Merger Consideration, within ten days after such event, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Stockholders’ Agent” for purposes of this Agreement. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Indemnitors. The Stockholders’ Agent shall not be responsible for any act done or omitted thereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment. The Indemnitors shall jointly and severally indemnify the Stockholders’ Agent and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of the duties of the Stockholders’ Agent hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Stockholders’ Agent.

Section 10.1.2  All notices to be sent to any Indemnitor pursuant to this Agreement or any other agreement contemplated hereby or delivered in connection herewith may be addressed to the Stockholders’ Agent and any notice so sent or delivered shall be deemed proper and sufficient notice to each Indemnitor hereunder. The Indemnitors hereby consent and agree that the Stockholders’ Agent is authorized to accept and deliver notice on behalf of each Indemnitor pursuant hereto and pursuant to all other agreements contemplated hereby or delivered in connection herewith and to deliver waivers and consents on behalf of each Indemnitor.

Section 10.1.3  The Stockholders’ Agent is hereby appointed and constituted the true and lawful attorney-in-fact of each Indemnitor with full power in his, her, or its name and on his, her, or its behalf to act according to the terms of this Agreement and the Escrow Agreements and all other agreements contemplated hereby or thereby or delivered in connection herewith or therewith in the absolute discretion of the Stockholders’ Agent, and in general to do all things and to perform all acts including amending this Agreement or the Escrow Agreements and executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement or the Escrow Agreements. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Indemnitors hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and coupled with an interest and shall not be terminated by any act of any Indemnitor or by operation of law, whether by death or other event. Parent shall have no Liability with respect to any action taken or not taken by the Stockholders’ Agent.

Section 10.1.4  In furtherance of its role under this Agreement, the Stockholders’ Agent shall be entitled to incur such reasonable costs and expenses as the Stockholders’ Agent may deem appropriate under the circumstances, which expenses may include, but shall not be limited to, hiring attorneys, accountants, appraisers, and other professional advisors. The Stockholders’ Agent shall not be paid a fee for its services. The Indemnitors, jointly and severally, shall reimburse the Stockholders’ Agent for the costs and expenses incurred by the Stockholders’ Agent in connection with its duties hereunder based on their respective Stock Pro Rata Share and/or Option Pro Rata Share, as applicable. All amounts owed to the Stockholders’ Agent pursuant to Section 10.1 shall, in accordance with the terms of the Indemnification Escrow Agreement, be paid to the Stockholders’ Agent from the Indemnification Escrow Fund (in priority to any amounts owed to the Indemnitors thereunder) as such costs and expenses are incurred by the Stockholders’ Agent.

Section 10.2  Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Tessera Technologies, Inc.

3099 Orchard Drive

San Jose, California 95134

Tel: (408) 894-0700

Fax: (408) 894-0663

Attention: John Keating

with mandated copies to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Tel: (650) 328-6500

Fax: (650) 463-2600

Attention: Robert A. Koenig, Esq.

If to the Company, addressed to it at:

Digital Optics Corporation

9815 David Taylor Drive

Charlotte, North Carolina 28262

Tel: (704) 887-3100

Fax: (704) 887-3101

Attention: Kevin M. Drehmer

with a mandated copy to:

Helms Mulliss & Wicker, PLLC

201 North Tryon Street, 30th Floor (28202)

P.O. Box 31247

Charlotte, North Carolina 28231

Tel: (704) 343-2000

Fax: (704) 343-2300

Attention: Harrison L. Marshall, Jr., Esq.

If to the Stockholders’ Agent, addressed to it at:

Carolinas Capital Corp.

1408 Biltmore Drive

Charlotte, North Carolina 28207

Tel: (704) 375-3888

Fax: (704) 599-4997

Attention: Edward S. Goode

Section 10.3  Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company representing 20% or more of the assets of the Company, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger).

“Ancillary Agreements” means the Escrow Agreements, the Parent Closing Certificate, the Company Closing Certificate, the Noncompetition Agreements, the Releases, and the Merger Consideration Certificate.

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business Day” means any day other than a day on which the Securities and Exchange Commission shall be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Financial Advisor” means Revolution Partners, LLC.

“Company Material Adverse Effect” means any change affecting, or condition having an effect on, the Company that is, or would reasonably be expected to be, materially adverse to the assets,

liabilities, business, financial condition, or results of operations of the Company, excluding any such effect resulting from or arising out of (A) the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby or the announcement thereof, or (B) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

“Company Transaction Expenses” means the sum of all Expenses of the Company and the stockholders of the Company that are not paid by the Company or the stockholders of the Company prior to the Effective Time.

“contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ and accountants’ fees), charge, cost (including costs of investigation and defense and settlement costs) or expense of any nature.

“Effective Date” means the date on which the Effective Time takes place.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means any and all federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Escrow Agent” means the escrow agent under the Escrow Agreements.

“Exchange” means the Nasdaq Stock Market (including the Nasdaq National Market, Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market and Nasdaq Small Cap Market).

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereto.

“Facilities” means all offices, warehouses, administration buildings, other facilities and all Real Property and related facilities owned or leased by the Company.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity.

“Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts, derivatives or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Indemnitees” means the following persons: (A) Parent; (B) Parent’s current and future affiliates (including the Surviving Corporation); (C) the respective Representatives of the persons referred to in clauses “(A)” and “(B)” above; and (D) the respective successors and assigns of the persons referred to in clauses “(A)”, “(B)” and “(C)” above; provided, however, that the Indemnitors shall not be deemed to be “Indemnitees.

“Intellectual Property Rights” means all (A) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications; (B) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof; (C) United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof; (D) United States and foreign mask work rights and registrations and applications for registration thereof; (E) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (F) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material or other similar information); (G) URL and domain name registrations; (H) inventions (whether or not patentable) and improvements thereto; (I) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing and (J) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present with respect to the Company or Parent when the matter in question was actually known or should have been known by Allan Bacon, Mark Boomgarden, Kevin Drehmer, Michael Feldman, Mark Little, Ursula Smith or Debbie Wilkins, or any executive officer of Parent after reasonable inquiry, as applicable.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Merger Consideration Certificate” shall mean the exhibit prepared and delivered by the Company to Parent at Closing that sets forth, for each holder of Company Capital Stock and each holder of Vested Company Options, such person’s allocation of Merger Consideration and such person’s allocation of each of the Indemnification Escrow Fund and the Adjustment Fund. The Merger Consideration Certificate shall be delivered to Parent in both hard copy and an Excel spreadsheet.

“Parent Material Adverse Effect” means any change affecting, or condition having an effect on, Parent, Merger Sub and the Parent Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, other than any change or condition relating to the economy or securities markets in general, or the industries in which Parent operates in general, and not specifically relating to Parent and excluding any such effect resulting from or arising out of (A) the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby or the announcement thereof, or (B) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means (A) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (B) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for monies not yet due, (C) other Encumbrances identified as such in the Disclosure Schedule and (D) any easement, covenant, zoning or other restriction on the Real Property set forth on the title policy for the Real Property delivered to Parent.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Real Property” means (A) all parcels and tracts of land in which the Company has an ownership interest, (B) any buildings, structures, fixtures and improvements located on such land, including those under construction and (C) all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the land referred to in clause “(A).”

“Representatives” means, with respect to a person, its directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons and forms, and all versions, updates, corrections, enhancements and modifications thereof and all related documentation, developer notes, comments and annotations related thereto.

“Straddle Period” means any Tax Period beginning prior to the Closing Date and ending after the Closing Date.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the

Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Regulations” means all legislation with respect to Taxes as well as any applicable regulation or other official pronouncement of the applicable rules in a country having taxing jurisdiction over the Company, as well as any international treaty (including directives, regulations or other applicable treaties in the relevant country), and any other binding authority applicable in a taxing jurisdiction.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax, escheat liabilities and license, registration and documentation fees.

“Technology” means tangible embodiments of the Intellectual Property Rights, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, test vectors, intellectual property cores, net lists, photomasks, databases, lab notebooks, processes, prototypes, samples, studies or other know-how and other works of authorship.

“Transfer Taxes” means transfer, documentary, sales and use, stamp or other similar Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement.

Section 10.4  Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Adjustment Escrow Amount”	Section 2.1.4.1

“Adjustment Fund”	Section 2.2.2

“Aggregate Preference Amount”	Section 2.1.4.2

“Agreement”	Preamble

“Assumed Options”	Section 2.5

“Base Net Assets”	Section 2.6.3.1

“Basket”	Section 9.2.3

“Certificate of Merger”	Section 1.3

“Certificates”	Section 2.2.2

“Closing Balance Sheet”	Section 2.6.1

“Closing Date”	Section 1.2

“Closing Net Assets”	Section 2.6.1

“Common Per Share Price”	Section 2.1.4.3

“Company”	Preamble

“Company Assets”	Section 3.18.1

“Company Benefit Plan”	Section 3.10.1

“Company Board”	Section 2.5

“Company By-laws”	Section 3.2

“Company Certificate”	Section 3.2

“Company Closing Certificate”	Section 6.2.6.6

“Company Common Stock”	Section 2.1.1

“Company Financial Statements”	Section 3.7.1

“Company Material Contract”	Section 3.12

“Company Options”	Section 2.5

“Company Permits”	Section 3.6

“Company Preferred Stock”	Section 2.1.3.2

“Company Representatives”	Section 5.4.1

“Company Stock Option Plans”	Section 2.5

“Confidentiality Agreement”	Section 5.4.2

“Designated Accounting Firm”	Section 2.6.2.3

“DGCL”	Recitals

“Disclosure Schedule”	Article 3

“Dispute Notice”	Section 2.6.2.1

“Disputing Party”	Section 8.6.1

“Effective Time”	Section 1.3

“ERISA”	Section 3.10.1

“ERISA Affiliate”	Section 3.10.1

“Escrow Agreements”	Section 6.2.6.3

“Exchange Agent”	Section 2.2.1

“Exchange Fund”	Section 2.2.1

“Exchange Ratio”	Section 2.1.4.4

“Expert Calculations”	Section 2.6.2.3

“Fully Diluted Common Number”	Section 2.1.4.5

“Indemnification Escrow Agreement”	Section 6.2.6.3

“Indemnification Escrow Amount”	Section 2.1.4.6

“Indemnification Escrow Fund”	Section 2.2.2

“Indemnitors”	Section 9.2.1

“Land Use Laws”	Section 3.19.2

“Merger”	Recitals

“Merger Consideration”	Section 2.1.4.7

“Merger Sub”	Preamble

“Multiemployer Plan”	Section 3.10.3

“Noncompetition Agreements”	Section 6.2.6.1

“Option Payment”	Section 2.5.1

“Option Pro Rata Share”	Section 2.1.4.8

“Outside Date”	Section 7.1.2

“Parent”	Preamble

“Parent Average Stock Price”	Section 2.1.4.9

“Parent Closing Certificate”	Section 6.3.3.2

“Parent Common Stock”	Section 2.1.4.10

“Parent Representatives”	Section 5.4.1

“Parent Subsidiary”	Section 4.3.1

“PBGC”	Section 10.3

“Per Diem Taxes”	Section 8.2

“Per Share Merger Consideration”	Section 2.1.4.11

“Pre-Closing Period”	Section 5.1

“Preferred Per Share Price”	Section 2.1.4.12

“Preferred Preference”	Section 2.1.4.13

“Pro Rata Share”	Section 2.1.4.14

“Receiving Party”	Section 8.6.1

“Regulatory Condition”	Section 7.1.2

“Related Party”	Section 3.23

“Releases”	Section 6.2.6.2

“Required Stockholder Vote”	Section 3.24

“Review Period”	Section 2.6.2.1

“Stock Pro Rata Share”	Section 2.1.4.15

“Stockholder Consideration”	Section 2.1.4.16

“Stockholders’ Agent”	Preamble

“Surviving Corporation”	Section 1.1

“Tax Claim”	Section 8.5

“Tax Dispute Notice”	Section 8.6.1

“Unaudited Interim Balance Sheets”	Section 3.7.1.3

“Vested Company Options”	Section 2.5

Section 10.5  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.6  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.7  Entire Agreement. This Agreement (together with the Exhibits, Parent and Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 10.8  Assignment. This Agreement shall not be assigned by operation of Law or otherwise; provided, however, that Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights), in whole or in part, to any other person in connection with a change of control of Parent or a sale of substantially all of the assets of parent without obtaining the consent or approval of any other party hereto or of any other person.

Section 10.9  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10  Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 10.11  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 10.11.1  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

Section 10.11.2  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.11.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.3.

Section 10.12  Disclosure. Any matter disclosed in any section of the Disclosure Schedule shall be considered disclosed for other sections of the Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 10.13  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.14  Construction.

Section 10.14.1  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

Section 10.14.2  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

Section 10.14.3  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

Section 10.14.4  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 10.15  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TESSERA TECHNOLOGIES, INC.

By:	/s/ Bruce M. McWilliams
Name:	Bruce M. McWilliams
Its:	President and Chief Executive Officer

DALTON ACQUISITION CORP.

By:	/s/ Michael Bereziuk
Name:	Michael Bereziuk
Its:	President

DIGITAL OPTICS CORPORATION

By:	/s/ Kevin M. Drehmer
Name:	Kevin M. Drehmer
Its:	President

CAROLINAS CAPITAL CORP.

By:	/s/ Edward S. Goode
Name:	Edward S. Goode
Its:	President

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